As filed with the Securities and Exchange Commission on January 2, 2002
                                          Registration No.


               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549
                       __________________

                            FORM S-3
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933
                       __________________

                      OCG TECHNOLOGY, INC.
     (Exact name of Registrant as specified in its Charter)
                       __________________

          Delaware                                 13-2643655
--------------------------------              -------------------
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)               Identification Number)

                        56 Harrison Street
                    New Rochelle, New York 10801
                        (914) 576-8457
          --------------------------------------------------
           (Address, including zip code, and telephone number,
                including area code, of Registrant's
                     principal executive offices)
                       __________________

                  Edward C. Levine, President
                       OCG TECHNOLOGY, INC.
                       56 Harrison Street
                  New Rochelle, New York 10801
                         (914) 576-8457
       -------------------------------------------------------
      (Name, address, including zip code, and telephone number,
             including area code, of agent for service)
                       __________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable, and from time to time, after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

                        _________________

                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Title of Each Class of                      Proposed Maximum   Proposed Maximum    Amount of
Securities to be           Amount to be     Offering Price     Aggregate Offering  Registration
Registered                Registered(1)     Per Share (2)      Price               Fee
-----------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share.........    16,786,778          $.105              $1,846,545.58      $441.32
-----------------------------------------------------------------------------------------------

    (1) Includes 12,861,056 shares upon exercise of Warrants. See "RECENT DEVELOPMENTS" and "STOCKHOLDERS' EQUITY".

    (2) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 on the basis of $.105 per share of Common Stock, based on the average of the closing bid and asked prices of the Company's Common Stock as quoted on the OTC Bulletin Board on December 28, 2001 a date within five (5) business days prior to the date of filing this amendment to the Registration Statement.

======================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        SUBJECT TO COMPLETION - DATED JANUARY 2, 2002

PROSPECTUS
                      OCG TECHNOLOGY, INC.

                       16,786,778  Shares
                          Common Stock
                    Par Value $.01 Per Share

   This Prospectus relates to the offer and sale to the public of 16,786,778 shares of common stock, $.01 par value per share (the "Common Stock") of OCG Technology, Inc. (the "Company") by certain stockholders of the Company (the "Selling Stockholders") in the over-the-counter market, at market prices prevailing at the time of the sale, or at prices otherwise negotiated. None of the proceeds from the sale of these shares of Common Stock will be received by the Company. The Selling Stockholders, and certain persons who purchase shares from them, including broker-dealers acting as principals who may resell the shares, may be deemed "underwriters", as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION" and "SELLING STOCKHOLDERS".

   The Company's Common Stock is traded in the over-the-counter market and prices for the Common Stock are quoted on the OTC Bulletin Board symbol "OCGT". The closing bid price of the Company's Common Stock as reported December 28, 2001 was $0.10. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS".

   It is anticipated that the Company will maintain a current prospectus for a period of approximately 24 months from the date hereof. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of their shares of Common Stock.

        THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                      (See "RISK FACTORS")


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       The date of this Prospectus is January 2, 2002.


No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company, or by the Selling Stockholders. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date on the cover of this Prospectus.


   The Company has informed the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, Rules 10b-2, 10b-6 and 10b-7 promulgated thereunder, may apply to their sales in the market and has furnished the Selling Stockholders with a copy of these Rules. The Company has informed the Selling Stockholders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.

                     AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: the New York Regional Office, 233 Broadway, New York, N.Y. 10279; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission, at prescribed rates, by addressing written requests for such material to the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http:/www.sec.gov) through which the Company's periodic reports and other information can be retrieved. This Prospectus does not contain all information set forth in the Registration Statement on Form S-3 (together with any amendments thereto, hereinafter referred to as the "Registration Statement") and exhibits thereto, which the Company has filed with the Commission under the Securities Act, and to which reference is hereby made.



              DOCUMENTS INCORPORATED BY REFERENCE

   The following documents, heretofore filed by the Company with the Commission, are incorporated in this Prospectus by reference:

   1. The Annual Report on Form 10-KSB for the fiscal year ended June 30,
2001.

   2. The Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2001.

   All documents and reports filed by the Company pursuant to Section
13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective date of filing of each such document or report. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents and reports which are incorporated herein by reference, other than exhibits to such documents or reports. Such requests should be addressed to Edward C. Levine, President, OCG Technology, Inc., 56 Harrison Street, New Rochelle, New York 10801. Telephone: (914) 576-8457.


                          THE COMPANY

   The Company was incorporated under the laws of the State of Delaware as Data Display Systems, Inc. on July 3, 1969. The Company's principal executive office is located at 56 Harrison Street, Suite 501, New Rochelle, New York 10801, and its telephone number is (914) 576-8457.

   The Company (which, hereafter, unless the context requires otherwise, includes its subsidiaries): (i) owns and markets the Prime CareTM Patient Management System (the "Prime CareTM System"), a product of Prime Care Systems, Inc. ("PSI"), a wholly owned subsidiary of the Company; (ii) owns and markets secure, Internet enhanced versions of parts of the PrimeCare(TM) System and the CodeComplierTM (see below), on separate (but linked) Web sites known respectively as Your OwnDoctor.com, PrimeCareOnTheWeb.comTM and YourOwnHealth.comTM ; (iii) separately markets the CodeComplierTM, a software program which automatically computes Medicare's Evaluation & Management ("E&M") codes, and was designed to be used in conjunction with OCGT's PrimeCareTM System and; (iv) created, maintains and markets a Web site known as DeniseAustin.com. See "RISK FACTORS".

A. The PrimeCareTM System
   ----------------------
   The principal markets for the PrimeCareTM System are primary care physicians, medical clinics and staff health maintenance organizations.

   The PrimeCareTM System is an in-office, client server based, user friendly, patient management system. It is patient, physician and staff interactive. The PrimeCareTM System: (i) creates an electronic medical record (an "EMR") which documents the patient/physician encounter; (ii) is compatible with most current practice management and billing systems, EMRs and computerized patient record systems; (iii) is compliant with the Federal Health Insurance Portability Accountability Act ("HIPAA"); (iv) is designed for use in ambulatory clinics, group and individual practices; (v) contains a database of approximately 280 symptom and problem oriented Questionnaires to determine the patient's History of Present Illness ("HPI") for both diagnostic and follow-up visits; (vi) contains over 100,000 complaint and disease state questions, over 1,600 diagnoses, 1,250 physician reference articles, and 1,700 patient education articles; (vii) allows the medical staff to schedule the appropriate HPI Questionnaire, and enter the patient's vital signs; (viii) allows the patient to select the answers from the HPI Questionnaire that apply to the patient's problem; (ix) does not require computer or typing skills; (x) enables the physician to obtain their patients' detailed HPI without requiring physician or staff time; (xi) allows the physician to select and document the normal and abnormal physical findings, assessments, tests, prescriptions and treatment plan for the patient; (xii) uses CodeComplierTM (described below) to automatically calculate HCFA's Evaluation and Management ("E&M") codes; (xiii) encrypts all medical data for storage; (xiv) eliminates dictation and transcription costs; (xv) reduces risk of malpractice liability due to errors of omission and "failure to consider";
(xvi) permits patients to answer HPI Questionnaires at their own speed and, at the patient's option, in English or Spanish; (xvii) creates clinical and patient databases for outcomes research; (xviii) allows the medical staff to schedule HPI Questionnaire for patient interview via the Internet and (xix) allows the patient to answer HPI Questionnaires via PrimeCareOnTheWebTM (see below PrimeCareOnTheWebTM).

   The PrimeCare System is fully functional in current Windows operating environments, including Windows 95, 98, ME, and Windows NT, 2000. The PrimeCare(TM) System can communicate with other practice management systems used in medical facilities. This ability provides a method for these systems to transfer information to the PrimeCare(TM) System, such as patient demographics and appointment scheduling, and enables the PrimeCare(TM) System to transfer information (such as billing information including E&M codes, ICD9 codes and CPT codes) to these other systems. However, no assurances can be given that the PrimeCareTM System will be accepted and used by a sufficient number of physicians to ensure its profitability. See "RISK FACTORS".

B.  CodeComplierTM:
    --------------
   The Company has also developed its CodeComplierTM, an application software program that was designed to be used in conjunction with the Company's PrimeCareTM System and its PrimeCareOnTheWeb.comTM (described below). As each item of information is entered into, and collected by, the PrimeCareTM System during the patient encounter, the CodeComplierTM organizes the data in the proper classification and, using the 1997 HCFA guidelines, automatically calculates HCFA's E and M code, with an audit trail, to be used for reimbursement from Medicare and other third party payors for the office visit. It reduces the time and effort which would otherwise be required by physicians or office personnel to complete this task. CodeComplierTM takes the guess work out of E&M compliance. However, no assurances can be given that the Company can successfully market the product. See "RISK FACTORS"

C.  PrimeCareOnTheWeb.com (the "PCW Site"):
    -------------------------------------
   The PCW Site is a Web site that enables a physician or staff member to select HPI Questionnaires from the PrimeCare System for a patient to complete, via the Internet. The PCW Site assigns a unique set of passwords that allows a patient to access and answer the HPI Questionnaire(s) on the PCW Site. When the interview is completed a Report is produced, containing the patient's HPI and a list of the diagnostic possibilities, which is available for the physician to review on the secure PCW Site. The PCW Site also gives the physician access to the PrimeCareTM System's physician reference articles and patient education materials. It also uses the CodeComplierTM to calculate the E&M code for the history portion of the visit. The PCW Site: (i) is HIPAA compliant; (ii) protects all Internet communication and the confidentiality rights of every user through a unique user ID and password for each questionnaire to be answered, and through secure digital certificates from VeriSignTM, (iii) encrypts all data for storage; (iv) creates a significant data base for outcomes research; and (v) automatically provides registered physicians with an individual Web site on YourOwnDoctorTM.com (see below). No assurances can be given that the PCW Site will be accepted and used by a sufficient number of physicians, and if used that sufficient revenues could be received from its use to ensure its profitability. See "RISK FACTORS"

D.  YourOwnDoctor.com (the "YOD Site"):
    ----------------------------------
    The YOD Site is a Web community owned and operated by PSI that: (i) provides free individual Web sites for healthcare providers who register for the PCW Site; (ii) enables physicians to promote their own services through displaying credentials, including photos, listing specialities, office hours, directions, maps, phone numbers, e-mail addresses, and accepted insurance plans; (iii) provides useful links to other medical Web sites; (iv) provides a direct link from a physician's site to the PCW Site which enables patients to access and complete appropriate HPI Questionnaires; (v) provides a direct link to the YourOwnHealth.comTM site (see below) for use by patients. No assurances can be given that the YOD Site will be accepted and used by a sufficient number of healthcare providers, and if used that sufficient revenues could be received from its use to ensure its profitability. See "RISK FACTORS"

E.  YourOwnHealth.com (the "YOH Site"):
    ---------------------------------
   The YOH Site is a free, online health and wellness Web site, which empowers YOH Site visitors to be better prepared for their next visit to the doctor. The YOH Site offers:

   (1) the "Medical Interview" that: (i) enables visitors to select and complete, securely and anonymously, HPI Questionnaires. (The YOH Site contains 110 of the 280 HPI Questionnaires contained in the PrimeCareTM System); (ii) generates and provides to the visitor a detailed HPI Report based upon their responses to the Questionnaires; (iii) permits the visitor to answer the Questionnaires in either English or Spanish; (iv) encrypts all medical data and uses digital certificates from VeriSignTM for Internet communication; (v) provides banner links to the YOD Site and to Denise Austin's Web site at www.DeniseAustin.com (see below).

   (2) "YourOwnHealthTM Notebook": (i) is a secure depository for storage of personal and family medical data for visitors who register and become Members; (ii) can be accessed only through the use of a registered ID and Password created by the Member; (iii) encrypts all medical data and uses digital certificates from VeriSignTM for secure Internet communication; (iv) provides a convenient way to keep track of personal health issues such as allergies, immunizations, medications and others that can be kept and edited on designated lists; (v) allows the Member to save the HPI Reports generated by completed Questionnaires, and to add personal notes and reminders to the record.

    (3) "YourOwnHealthTM Reference" provides extensive healthcare consumer education material relating to diseases, disease management, medical procedures and prescription and common over the counter medications, including drug interaction.

   No assurances can be given that the YOH Site will be accepted and used by a sufficient number of consumers, and if used that sufficient revenues could be received from its use to ensure its profitability. See "RISK FACTORS"

F.  DeniseAustin.com.:
    -----------------
   The Company created, operates and markets a fitness Web site, known as www.DeniseAustin.com, for Denise Austin, a nationally known fitness expert who has had a daily fitness show on television for over 14 years. Through a revenue sharing agreement with Denise Austin the Company promotes and markets a variety of Denise Austin products on the Web site. Visitors and fans are able to shop online for Denise Austin signature exercise videos, books, equipment, gear, and private label apparel line and nutraceuticals (when available); may sign up for her monthly news letter, enjoy her fitness tips, exercises, motivation messages, and some of her favorite health recipes. No assurances can be given that the Denise Austin Site will be accepted and used by a sufficient number of consumers, and if used that sufficient revenues could be received from sales to ensure its profitability. See "RISK FACTORS"

G.  Miscellaneous:
    ------------- The Company believes that it could provide sufficient working capital from operations through marketing its Internet products, the Window 95/98/NT, ME versions of the PrimeCareTM System and CodeComplierTM. Currently, The Company has no lines of credit and has no material commitments for capital expenditures outstanding.


                          RISK FACTORS

   1. Losses; Accumulated Deficit.
      --------------------------- The Company has suffered losses from operations during each of its last ten fiscal years, and for the three months ended September 30, 2001. As a result of such losses, the Company had incurred an accumulated deficit of $24,691,630, through September 30, 2001. The Company is currently operating at a loss, and there can be no assurance that the Company will operate at a profit in the future.

   THE REPORT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS IS QUALIFIED AS TO CERTAIN MATTERS, INCLUDING THE COMPANY'S ABILITY TO OPERATE AS A GOING CONCERN.

   2. Impediments to Marketability of the Company's Products.
      ------------------------------------------------------- The financial success of the Company is dependent upon its ability to successfully market the PrimeCareTM System, YourOwnDoctor.com, PrimeCareOnTheWeb.com,
YourOwnHealth.com, CodeComplierTM, and DeniseAustin.com.   See "THE COMPANY".

   The PrimeCareTM System.
   ---------------------- The Prime CareTM System is a relatively new concept in the management of a medical practice, and its success is dependent upon its acceptance by healthcare providers. There can be no assurance that the PrimeCareTM System will be accepted by a sufficient number of healthcare providers to ensure its profitability. See "THE COMPANY".

   PrimeCareOnTheWeb.com and YourOwnDoctor.com
   ---------------------     -----------------  are Web sites for healthcare
providers and are new concepts in the management of a medical practice and their successes are dependent upon their acceptance by healthcare providers. There can be no assurance that the PrimeCareOnTheWeb.com or YourOwnDoctor.com will be accepted by a sufficient number of healthcare providers to ensure its profitability. See "THE COMPANY".

   YourOwnHealth.com
   ----------------- is a Web site for consumers, and is a new concept in the management of a medical problems. Its success is dependent upon its acceptance and use by consumers. There can be no assurance that YourOwnHealth.com will be accepted by a sufficient number of consumers to ensure its profitability. See "THE COMPANY".

   3. Competition.
      ------------ The Company has not identified any competitive patient management system which embodies all the features of the PrimeCareTM System. However, other companies market systems which may have some of the features of the PrimeCareTM System, and some companies also market medical office products, but they perform functions different than those performed by the PrimeCareTM System.

   There can be no assurance that other products will not be developed by third parties, which products could adversely affect the marketability or profitability of any, or all, of the Company's products. There can be no assurances that the Company's products will ever be profitable.

   4. Copyrights.
      ----------- The content of the PrimeCareTM System and each of the other products is protected by copyrights.

   5. Government Regulation.
      --------------------- The Company is operating in the medical field, which is subject to extensive federal, state and local regulation. Although the Company believes that it complies with all such regulations, it cannot predict the nature or effect of government regulations that might arise.

   6. Liquidity, Capital Needs and Requirements. ----------------------------------------- To date, the Company has been unable to provide sufficient working capital from operations, and therefore, to fund its operations, has relied significantly on its sale of equity interests in the Company, and from loans to it by some of its officers and shareholders. See "FORM 10-KSB FOR FISCAL YEAR ENDED JUNE 30, 2001 and FORM 10-QSB FOR QUARTER ENDED SEPTEMBER 30, 2001".

   7. Reliance on Few Products.
      ------------------------ The Company currently relies for its revenues on the marketing of the Prime CareTM System and its four Web sites. See "THE COMPANY".

   8. Reliance Upon Key Personnel.
      --------------------------- To a substantial extent, the Company is dependent upon the key personnel of the Company, and upon the key personnel of PSI, for its future profitability and success. See "THE COMPANY".

   9. No Dividend Distributions.
      ------------------------- The Company has never paid cash dividends on its Common Stock. Payment of dividends are within the discretion of the Company's Board of Directors, and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. At the present time, the Company's anticipated requirements are such, that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its businesses. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS".

   10. Board of Directors' Power to Create Preferred Stock. ---------------------------------------------------- On May 2, 1996,
a majority of the stockholders of the Company authorized the amendment of the Company's Certificate of Incorporation thereby creating a class of 1,000,000 shares of preferred stock which may be issued in series. The Board of Directors of the Company was authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, each series of preferred stock to be issued. As a result, from time to time, differing series of preferred stock could be created which could adversely affect the voting power or other rights of the holders of Common Stock. In accordance with this authority, the Board of Directors of the Company has created 100,000 shares of a Series C Convertible Preferred Stock, none of which has been issued to date, and has created and issued 100,000 shares of a Series E Preferred Stock.. See "RECENT DEVELOPMENTS" and "DESCRIPTION OF CAPITAL STOCK - Preferred Stock".


                      RECENT DEVELOPMENTS

Convertible Notes
-----------------
   On November 12, 2001, the Company's Board of Directors authorized the issue of Convertible Notes (the "Notes") to those (the "Lenders") that the Company is currently indebted to, in the amount of approximately $400,000. The Notes have the following features and provisions: (1) the Notes are convertible, in whole or in part, into Series C Preferred Stock (see below);
(2) the conversion rate is seven dollars and fifty cents ($7.50) per share of Series C Preferred Stock; (3) the Notes will be secured by the shares of common stock of PrimeCare Systems, Inc. held by the Company with each Lender sharing in the collateral to the extent of the ratio of that Lender's loan bears to the total of such loans outstanding; (4) the maturity date of their Notes shall be eighteen months after the date of issue; and (5) the Company has the right to issue additional Notes for future borrowing, and each new Lender will share in the collateral pro rata.


Series C Preferred Stock
------------------------
   On November 12, 2001, pursuant to prior authority from the Stockholders, the Company's Board of Directors created 100,000 shares of preferred stock, to be designated as Series C Preferred Stock, of which the preferences and other rights, and the qualifications, limitations or restrictions thereof, include the following: (1) each share is convertible into one hundred shares of Common Stock, provided: (i) that the Company's authorized shares of Common Stock will be increased to at least one hundred million authorized shares, an action which requires the consent of both, the Company's Board of Directors, and the Company's Shareholders; or in the alternative, (ii) in the absence of an increase in the number of the Company's authorized shares of Common Stock, to the extent permitted by the Company's Board of Directors out of the existing authorized and unissued Common Stock; (2) the holders, of Series C Preferred Stock, shall have one hundred (100) votes per share held and shall have the right to vote for any purpose that the holders of the Company's Common Stock may vote; (3) dividends, if any, shall be distributable out of the aggregate of all cash dividends declared by the Company in any year, and shall be calculated in an amount per share equal to one hundred (100) times of the amount per share of dividends distributable to the holders of the Common Stock; and (4) in the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, the holders of the Series C Preferred Stock shall be entitled to receive, out of the assets and funds of the Company to be distributed, an amount per share equal to one hundred (100) times of the amount per share to be distributed to the holders of the Common Stock.

                      STOCKHOLDERS' EQUITY

The following table sets forth the Company's stockholders' equity as at September 30, 2001 See "RISK FACTORS", "RECENT DEVELOPMENTS" and "DESCRIPTION OF CAPITAL STOCK".

                                                                   September 30, 2001
                                                                   ------------------
Stockholders' equity:
   Preferred stock, authorized: 1,000,000 shares;
   issued: 100,000 Series E shares, $.10 par value per share          $     10,000

   Common stock, $.01 par value per share,
   authorized: 50,000,000 shares; issued: 35,223,613 (1)(3)                352,236

Additional paid-in capital                                              24,682,592
Deficit                                                                (24,691,630)
Subscriptions receivable                                                    33,000
                                                                      ------------
                                                                           320,198
Less treasury stock, 12,500 shares at cost                                 (62,500)
                                                                      ------------
Total Stockholders' equity                                            $    257,698

(1) At September 30, 2001, an aggregate of 10,062,056 shares of Common Stock were reserved with respect to the following warrants, exercisable:

at $1.00 per share, expiring October 2001 ..................................20,000
from $.26 to $.49 per share, expiring between November 2001 - June 2003....110,000 at $.65 per share, expiring December 2001 .................................150,000
at $.40 per share, expiring April 2002  ...................................100,000
at $.47 per share, expiring June 2002....................................1,787,000
at $.47 per share, expiring July 2002....................................1,227,000
at $.40 per share, expiring December 2002 ..................................50,000
at $.35 per share, expiring January 2003 ................................2,618,056
at $.40 per share, expiring February 2003 ..................................25,000
from $.15 to $.25 per share, expiring between September 2003 - June 2003....75,000 at $.10 per share, expiring July 2003 ...................................1,500,000
at $.10 per share, expiring August 2003 .................................1,400,000
at $.10 per share, expiring September 2003 ..............................1,000,000
                                                                         ---------
                                                                        10,062,056

(2) At September 30, 2001, an aggregate of 500,000 warrants were issued without shares of Common Stock reserved and the exercise of which is conditioned upon the Company increasing the authorized number of shares of Common Stock to one hundred million shares, said warrants being exercisable:

at $.10 per share, expiring September 2003 ................................500,000

(3) At December 28, 2001, an aggregate of 7,674,000 shares of Common Stock were reserved for issuance with respect to the following Warrants exercisable:

from $.29 to $.49 per share, expiring between December 2001 - June 2002 ...100,000 at $.40 per share, expiring April 2002 ....................................100,000
at $.47 per share, expiring June 2002 .....................................517,000
at $.47 per share, expiring July 2002 .....................................267,000
at $.40 per share, expiring December 2002 ..................................50,000
at $.35 per share, expiring January 2003 ................................2,125,000
at $.40 per share, expiring February 2003 ..................................25,000
from $.15 to $.25 per share, expiring between September 2003 - June 2004 ...90,000 at $.10 per share, expiring July 2003 ...................................1,500,000
at $.10 per share, expiring August 2003 .................................1,900,000
at $.10 per share, expiring September 2003 ..............................1,000,000
                                                                         ---------
                                                                         7,674,000

(4) At December 28, 2001, (i) an aggregate of 4,400,000 warrants were issued without shares of Common Stock reserved for their exercise (the "New Warrants"), and the exercise of these warrants is conditioned upon the Company increasing the authorized number of shares of Common Stock to one hundred million shares; and (ii) there be a modification with the warrant holders' consent of an aggregate of 2,698,056 warrants, previously issued with shares reserved thereby (the "Old Warrants"), eliminating the requirement to reserve shares of Common Stock for exercise of their warrants, and the exercise of these Old Warrants is conditioned upon the Company increasing the authorized number of shares of Common Stock to one hundred million shares:

New Warrants
------------
at $.10 per share, expiring August 2003 ................................1,000,000
at $.10 per share, expiring September 2003 ...............................500,000
at $.15 per share, expiring December 2004 ..............................2,900,000
                                                                        ---------
                                                                        4,400,000
Old Warrants
------------
at $.25 per share, expiring June 2003 ..................................1,245,000
at $.25 per share, expiring July 2003 ....................................960,000
at $.25 per share, expiring January 2004 .................................493,056
                                                                        ---------
                                                                        2,698,056

                        USE OF PROCEEDS


   The Company will not receive any of the proceeds from the sale by the Selling Stockholders of their shares of Common Stock.


           PRICE RANGE OF COMMON STOCK AND DIVIDENDS

   The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol OCGT. Prior to February 19, 1998 the Company's Common Stock was traded on the National Association of Securities Dealers Automatic Quotation ("NASDAQ") System ("NASDAQ Small Cap"), under the NASDAQ symbol OCGT. The following table sets forth the range of high and low closing prices for the Company's Common Stock for the periods indicated. Prices represent quotations between dealers, without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.





Fiscal Year Ended June 30, 2000                        High      Low
-------------------------------                        ----      ---
1st Quarter                                           .5156      .2969
2nd Quarter                                           .5312      .3125
3rd Quarter                                           .4531      .2969
4th Quarter                                           .3594      .1406

Fiscal Year Ended June 30, 2001
-------------------------------
1st Quarter                                           .1875      .1250
2nd Quarter                                           .1562      .0469
3rd Quarter                                           .3125      .0625
4th Quarter                                           .1875      .0750

Fiscal Year Ending June 30, 2002
--------------------------------
1st Quarter                                           .0900      .0500
2nd Quarter (to December 28, 2001)                    .1900      .0600

   As of June 30, 2001, the Company had approximately 1,339 record holders of shares of its Common Stock, including stockholders whose shares are registered in "nominee" or "street" name. See "STOCKHOLDERS' EQUITY'. The closing bid price per share for the Company's Common Stock, as quoted on the OTC Bulletin Board on December 28, 2001, was $.105.

   The Company has never paid cash dividends on its Common Stock. Payment of dividends are within the discretion of the Company's Board of Directors and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. At the present time, the Company's anticipated requirements are such that it intends to follow a policy of retaining earnings, if any, in order to finance the development of its businesses. See "RISK FACTORS".


                             SELLING STOCKHOLDERS

       The following table sets forth the shares of Common Stock of the Company owned by the Selling Stockholders (including shares reserved for issuance upon exercise of warrants), the number of shares to be sold and the number of shares to be owned following such sale.

                                                                             Shares Owned
                               Shares Owned             Shares to be         Following Sale
Name                           (% of Class)(1)           Sold (1)            (% of Class)
John Adams                          80,000                   40,000               40,000
James Bodensteiner                  80,000                   40,000               40,000
Dorothy Miller                      80,000                   40,000               40,000
Charity Nebbe                       20,000                   10,000               10,000
Douglas & Peggy Nebbe               80,000                   40,000               40,000
Carver Nebbe                        20,000                   10,000               10,000
Jack Wilkinson                      66,666                   33,333               33,333
Richard Broadie                     20,000                   10,000               10,000
Frank Badger                       100,000                   50,000               50,000
Richard Hesslink                   150,000                   50,000               50,000
Mary Badger                         14,000                    7,000               10,000
Kirk Manfredi                       33,332                   16,666               16,666
Curtis Shiver                      583,332(1.21%)           291,666              291,666
Nathan Nebbe                       120,000                   60,000               60,000
William Cochran                     80,000                   40,000               40,000
Ed Rathmell                         80,000                   40,000               40,000
Dennis Nebbe                       962,670(1.99%)           526,335              336,335
John Johnson                        20,000                   20,000               20,000
Linda J. Nebbe, Successor Ttee   1,500,000(3.11%)         1,500,000                    0
 Glen M. Lloyd, Rev. Tr., u/a DTO
Erich Augustin                     616,000(1.28%)           450,000              166,000
Cambridge Consulting Group       1,600,000(3.31%)         1,600,000                    0
Diaz Corporation                 1,163,706(2.41%)           819,000              344,706
Dolphin Investments Ltd.         1,611,112(3.34%)         1,611,112                    0
W. Jordan Fitzhugh (a)(b)          725,000(1.50%)           235,000              490,000(1.01%)
Abdul H. Jamaludeen (a)(b)         300,000                  300,000                    0
Valorie Levine (c)                 639,000(1.32%)           625,000               14,000
Zachary Levine (c)                 639,000(1.32%)           625,000               14,000
Masterdisk Corporation             200,000                  200,000                    0
Jeffrey P. Nelson                1,499,000(3.10%)         1,000,000              499,000(1.03%)
Mark E. Nelson                     676,000(1.40%)          375,000               301,000
Jarema S. Rakoczy                  549,000(1.14%)           190,000              359,600
Wynne B. Stern, Jr.                925,000(1.92%)           475,000              450,000
Louis E. Teichholz                 275,000                  275,000                    0
Woodcroft Limited                  250,000                  250,000                    0
Vistaquest, Inc.                 1,500,000(3.11%)         1,500,000                    0
Lexus Partners Ltd.                400,000                  400,000                    0
Hookipa Capital                    150,000                  150,000                    0
West Isle Ventures Ltd.            200,000                  200,000                    0
Mentor One Solutions               800,000(1.66%)           800,000                    0
John J. Formicola                1,500,000(3.11%)         1,500,000                    0


(1) Includes shares reserved for issuance upon exercise of warrants. See "RECENT DEVELOPMENTS".

   Of the Selling Stockholders named above, the nature of the position, office, or other material relationship which any such Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates is as follows: (i) Edward C. Levine is its President and a Director; (ii) Jeffrey P. Nelson is the Secretary and a Director; (iii) Jarema
S. Rakoczy is a Vice President of a subsidiary and a Director; (iv) Erich W. Augustin was a Director and aVice President, (v) Wynne B. Stern, Jr. is Counsel; (vi) a shareholder and officer of Masterdisk Corporation is the son of the President of the Company; (vii) Louis Evan Teichholz is a member of the Company's Medical Advisory Board; (viii) Mark E. Nelson is the brother of Jeffrey P. Nelson; (ix) those whose name is followed by an "(a)", are former directors, officers and/or stockholders of PSI, who acquired Common Stock primarily in exchange for their share holdings in PSI; (x) those whose name is followed by a "(b)" are currently officers of PSI; (xi) those whose name is followed by a "(c)" are grandchildren of the President of the Company.



                  DESCRIPTION OF CAPITAL STOCK

                          Common Stock
                          ------------
   The Company is authorized to issue 50,000,000 shares of Common Stock. Each holder of Common Stock is entitled to one vote per share at all stockholders' meetings. No share of Common Stock is entitled to any preference over any other share, and each share of Common Stock is equal to every other share of Common Stock in all respects. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a stockholder of the Company. Stockholders do not have the right to cumulate their votes for the election of directors. Accordingly, the holders in the aggregate of shares in excess of 50% of the outstanding shares of Common Stock (and Series E Preferred Stock - see below) can elect all of the members of the Company's Board of Directors. Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors in its discretion, on a ratable basis, out of funds legally available there for, and to a pro rat a share of all assets available for distribution upon liquidation, dissolution or the winding up of the affairs of the Company. Payments of dividends and/or distributions in respect of the Common Stock can only be made if funds for the same are available after payment (or provisions for such payment) has been made in respect of Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK - Preferred Stock."

   Continental Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

                        Preferred Stock
                        ---------------
   The Company is authorized to issue 1,000,000 shares of Preferred Stock, $.10 par value per share, which shares may be issued by the Board of Directors (herein, the "Board") in series, each series having such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as may be deemed appropriate by the Board, without the necessity of further stockholder action, except to the extent required by the Certificate of Incorporation, the General Corporation Law of the State of Delaware or other applicable laws and regulations.

   The Board has designated 100,000 shares as Series E Preferred Stock, of which the preferences and other rights, and the qualifications, limitations or restrictions thereof, include the following: (1) the shares are nonconvertible; (2) the holders shall have the right to vote for any purpose on the same basis as the holders of the Company's Common Stock; (3) dividends shall not be cumulative and shall be distributable out of the aggregate of all cash dividends declared by the Company in any year, and shall be calculated as follows: the aggregate amount of all cash dividends declared and to be distributed by the Company to all classes of its stockholders in a fiscal year shall be multiplied by a fraction, the (A) numerator of which shall be an amount equal to fifty (50%) percent of the net profits of the Company's subsidiary, MIS, for the prior fiscal year; and the (B) denominator of which shall be the sum of the said net profits of the Company (including those of MIS) for such prior fiscal year; (4) the shares may be redeemed, in whole or in part, at the option of the Company, at the price of $30.00 per share, plus all accrued and unpaid dividends thereon, at any time commencing three years after the date of issuance. On June 25, 1992, 100,000 shares of Series E Preferred Stock were issued in conjunction with the acquisition of MIS (see "THE COMPANY').

   The Board has designated 100,000 shares as Series C Preferred Stock, of which the preferences and other rights, and the qualifications, limitations or restrictions thereof, include the following: (1) the shares are convertible into one hundred shares of Common Stock for each share of Series C Preferred Stock converted, provided: (i) in the absence of an increase in the number of the Company's authorized shares of Common Stock, to the extent authorized by the Company's Board of Directors; or (ii) in the alternative, in the event that the Company's Shareholders shall authorize the Corporation's Board of Directors to increase the number of the Corporation's authorized shares of Common Stock to at least one hundred million authorized shares; (2) the holders shall have one hundred (100) votes per share held and shall have the right to vote for any purpose that the holders of the Company's Common Stock may vote; (3) dividends shall not be cumulative and shall be distributable out of the aggregate of all cash dividends declared by the Company in any year, and shall be calculated in an amount per share equal to one hundred (100) times of the amount per share of dividends distributable to the holders of the Common Stock; and (4) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets and funds of the Company to be distributed an amount per share equal to one hundred (100) times of the amount per share to be distributed to the holders of the Common Stock


                      PLAN OF DISTRIBUTION

   The shares offered hereby are being sold by the Selling Stockholders acting as principal for each of their own accounts. The Company will receive none of the proceeds from this offering.

   The distribution of the shares offered hereby by the Selling Stockholders is not subject to any underwriting agreement. The Company expects that the Selling Stockholders will sell their shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling their shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares offered hereby for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of shares offered hereby may be deemed to be underwriters and any commissions received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

   One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangements for the resale of the shares offered hereby when such arrangements are entered into by the Selling Stockholders and any broker-dealers that participate in the distribution of the said shares.

   The Selling Stockholders are not restricted as to the price or prices at which they may sell their shares of Common Stock. Sales of such shares at less than the market prices may depress the market price of the Company's Common Stock. Moreover, none of the Selling Stockholders, except Messrs. Edward C. Levine, Jeffrey P. Nelson, Jarema S. Rakoczy, W. Jordan Fitzhugh and Abdul H. Jamaludeen (who are affiliates of the Company) is restricted as to the number of shares of Common Stock which may be sold by them at any one time, and it is possible that a significant number of shares of Common Stock could be sold at the same time which may also have a depressive effect on the market price of the Company's Common Stock. However, it is anticipated that the sale of the shares of Common Stock offered hereby will be made over the approximately twenty-four month period commencing with the date of this Prospectus.


                         LEGAL MATTERS

   Legal matters in connection with the validity of the issuance of the securities offered hereby will be passed upon for the Company by Wynne B. Stern, Jr., 1890 Palmer Avenue, Suite 302, Larchmont, New York 10538, as counsel. Mr. Stern owns, and has warrants to purchase, shares of Common Stock. See "SELLING STOCKHOLDERS" and "RECENT DEVELOPMENTS."


                            EXPERTS

   The consolidated balance sheets of OCG Technology, Inc. and its subsidiaries, as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the periods then ended, and the related financial statement schedules included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001, incorporated by reference in this Prospectus, have been audited by Arthur Yorkes & Company LLP, independent certified public accountants, whose qualified report thereon, (which includes an explanatory paragraph regarding the ability of the Company to continue as a going concern), also is incorporated by reference in this Prospectus, and have been incorporated herein in reliance upon the report of Arthur Yorkes & Company LLP given upon the authority of said firm as experts in accounting and auditing.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OTHER THAN THOSE CONTAINED OR TO
MAKE ANY REPRESENTATIONS IN CONNECTION WITH
THIS OFFERING OTHER THAN THOSE CONTAINED OR             16,786,778 Shares
INCORPORATED BY REFERENCE IN THIS PROSPECTUS
OR IN ANY PROSPECTUS SUPPLEMENT, AND, IF
GIVEN OR MADE, SUCH OTHER INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY. THIS
PROSPECTUS, OR ANY PROSPECTUS SUPPLEMENT,
DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES OTHER THAN THE REGISTERED                   OCG TECHNOLOGY, INC.
SECURITIES TO WHICH IT RELATES OR AN OFFER
TO ANY PERSON IN ANY JURISDICTION OR IN ANY
CIRCUMSTANCES IN WHICH SUCH OFFER OR
SOLICITATION WILL BE UNLAWFUL. NEITHER THE
DELIVERY OF THIS PROSPECTUS, OR ANY PROSPECTUS
SUPPLEMENT, NOR ANY SALE MADE HEREUNDER, OR
THEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THERE HAS BEEN NO              Common Stock
CHANGE IN THE AFFAIRS OF THE COMPANY SINCE
THE DATE HEREOF, OR THEREOF, OR THAT THE
INFORMATION CONTAINED HEREIN, OR THEREIN,
IS CORRECT AS OF ANY TIME SUBSEQUENT
TO ITS DATE.



TABLE OF CONTENTS

                                    Page
                                    ----                   ----------
Available Information ..............  2                    PROSPECTUS
Documents Incorporated                                     ----------
   by Reference ....................  2
The Company ........................  3
Risk Factors .......................  5
Recent Developments ................  6
Stockholders' Equity ...............  8
Use of Proceeds .................... 10
Price Range of Common Stock
   and Dividends ................... 10
Selling Stockholders ............... 11
Description of Capital Stock ....... 12
Plan of Distribution ............... 13
Legal Matters ...................... 13
Experts ............................ l4

     UNTIL JANUARY 27, 2002 (25 DAYS
AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE
REQUIRED TO DELIVER A PROSPECTUS. THIS IS
IN ADDITION TO THE OBLIGATION OF DEALERS
TO DELIVER A PROSPECTUS WHEN ACTING AS                January 2, 2002
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            PART II


             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM. 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
           -------------------------------------------
   The Company will bear all costs and expenses in connection with the sale and distribution of the shares being registered. The following table sets forth the costs and expenses of the sale of such shares:

           Description                                     Amount
           -----------                                     ------
    Securities and Exchange Commission filing fee...... $  441.32
    Legal and accounting fees ......................... $1,000.00*
    Miscellaneous ..................................... $1,000.00*

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
          -----------------------------------------
   The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to a proceeding or threatened proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was, at the request of the corporation, serving in any of such capacities in another corporation or other enterprise. This statute describes in detail the right of a Delaware corporation to indemnify any such person. Article Tenth of the Registrant's amended Certificate of Incorporation provides:

  No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such appeal or modification.

Article VI of the By-laws, as amended, of the Registrant provides generally for indemnification of all such directors, officers, employees and agents to the full extent permitted under the above-referenced section 145 of Delaware General Corporation Law.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.    EXHIBITS

Exhibit No.                  Description
----------                   -----------
 3.1(a)** Certificate of Incorporation of Registrant filed July 3, 1969 (incorporated by reference to Exhibit 3.1(a) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

 3.1(b)** Certificate of Amendment of Certificate of Incorporation filed March 28, 1973 (incorporated by reference to Exhibit 3.1(b) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

 3.1(c)** Certificate of Ownership and Merger filed June 21, 1974 (incorporated by reference to Exhibit 3.1(c) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

 3.1(d)** Certificate of Change of Agent and Location of Registrant filed December 16, 1976 (incorporated by reference to Exhibit 3.1(d) to the Annual Report on Form 10-K for the Year ended June 30, 1985).

 3.1(e)** Certificate of Amendment of Certificate of Incorporation filed December 26, 1985 (incorporated by reference to Exhibit 3.1(e) to the Annual Report on Form 10-K for the year ended June 30, 1987).

 3.1(f)** Certificate of Resolutions Creating Series A Convertible Preferred Stock filed January 23, 1986 (incorporated by reference to Exhibit 3.1(f) to the Annual Report on Form 10-K for the year ended June 30, 1987).

 3.1(g)** Certificate of Correction filed to Correct A Certain Error in the Certificate of Amendment of the Certificate of Incorporation filed March 26, 1986 (incorporated by reference to Exhibit 3.1(g) to the Annual Report on Form 10-K for the year ended June 30, 1987).

 3.1(h)**  Certificate of Correction filed to Correct Certain Errors in the
           Certificate of Stock   Designation filed March 26, 1986
           (incorporated by reference to Exhibit 3.1(h) to the Annual Report on Form 10-K for the year ended June 30, 1987).

 3.1(i)** Certificate of Amendment of Certificate of Incorporation filed August 18, 1987 (incorporated by reference to Exhibit 3.1(i) to the Annual Report on Form 10-K for the year ended June 30, 1988).

 3.1(j)** Certificate of Change of Agent and Location of Registrant filed April 9, 1991 (incorporated by reference to Exhibit 3.1(j) to the Annual Report on Form 10-K for the Year ended June 30, 1991).

 3.1(k)** Certificate of Resolutions Creating Series E Convertible Preferred Stock filed June 19, 1992 (incorporated by reference to Exhibit 3.1(k) to the Annual Report on Form 10-K for the year ended June 30, 1992).

 3.1(1)** Certificate of Correction filed to Correct Certain Errors in the Certificate of Amendment of the Certificate of Incorporation filed June 19, 1992 (incorporated by reference to Exhibit 3.1(1) to the Annual Report on Form 10-K for the year ended June 30, 1992).

 3.1(m)** Certificate of Amendment of Certificate of Incorporation filed June 7, 1996 (incorporated by reference to Exhibit 3(i).10 to the Annual Report on Form 10-KSB for the year ended June 30, 1996).

 3.1(n)** Certificate of Resolutions Creating Series B Convertible Preferred Stock filed May 3, 1994 (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed June 1, 1994).

 3.1(o)** Certificate of Amendment No.1 Filed to Modify the Certificate of Designation Creating Series B Preferred Stock filed August 30, 1996 (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-KSB for the year ended June 30, 1996).

 5 ***     Opinion of Wynne B. Stern, Jr.
23.1 *     Consent of  Arthur Yorkes & Company LLP
23.2 ***   Consent of Wynne B. Stern, Jr. (included in Exhibit 5)
------------------
   * Filed herewith
   **Previously Filed
   ***To be Filed

ITEM 17. UNDERTAKINGS

  See Item l5

   The Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement: and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement (other than as provided in instructions to Item 512(a)(1) of Regulation S-K) provided, however, that the undertakings set forth in paragraphs
     (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof.

    (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                           SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of New Rochelle, State of New York, on January 2, 2002.

                                           OCG TECHNOLOGY, INC.

                                           /s/ Edward C. Levine
                                           ---------------------------
                                     By:   Edward C. Levine, President
                                          (Principal Executive Officer)



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Title                         Date
---------                   ----------------------      -----------------

/s/ Edward C. Levine
--------------------
    Edward C. Levine        President and Director      January 2, 2002


/s/ Jeffrey P, Nelson
---------------------
    Jeffrey P. Nelson       Secretary and Director      January 2, 2002

/s/ Jarema S. Rakoczy
----------------------
    Jarema S. Rakoczy       Director                    January 2, 2002

                         EXHIBIT INDEX




Exhibit No.              Description                               Page
----------               -----------
5 * *               Opinion of Wynne B. Stern, Jr.

23.1 *              Consent of Arthur Yorkes & Company LLP

23.2 * *            Consent of Wynne B. Stern, Jr.
--------------------
* Filed herewith
**To be Filed

                            EXHIBIT 23.1

                     CONSENT OF INDEPENDENT
                  CERTIFIED PUBLIC ACCOUNTANTS




OCG Technology, Inc.
New Rochelle, New York


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated December 31, 2001, relating to the consolidated financial statements and schedules of OCG Technology, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001.








                                           /s/Arthur Yorkes and Company LLP
                                           -----------------------------
New York, New York                          Arthur Yorkes and Company LLP
December 31, 2001                           Certified Public Accountants